Exhibit 23.1

The reverse stock split described in Note 21 to the consolidated financial statements has not been consummated at January 24, 2014. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 24, 2014

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Revance Therapeutics Inc. of our report dated April 19, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse stock split described in Note 21 as to which the date is             , relating to the consolidated financial statements of Revance Therapeutics Inc,, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.”

San Jose, California

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